Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
VERSO CORPORATION, et al.,[1]	:	Case No. 16-10163 (KG)
:
Debtors.	:	Jointly Administered
:
	:	Re: Docket No. 1177

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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

CONFIRMING DEBTORS’ FIRST MODIFIED THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2

a. commenced, on January 26, 2016 (the “Petition Date”), the chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b. continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.
[2]	Unless otherwise noted herein, capitalized terms not defined in these findings of fact, conclusions of law, and order (collectively, this “Confirmation Order” or this “Order”) have the meanings ascribed to them in the Plan (as defined herein). The rules of interpretation set forth in Article 1.2 of the Plan apply to this Confirmation Order.

c. filed, on March 26, 2016, the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 567] and the Disclosure Statement for Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 568] (the “Original Disclosure Statement”), both of which were subsequently revised or supplemented, as set forth herein;

d. filed, on April 15, 2016, the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 714] and the Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 715], both of which were subsequently revised or supplemented, as set forth herein;

e. filed, on April 27, 2016, the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 791] and the Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 792], both of which were subsequently revised or supplemented, as set forth herein;

f. filed, on May 6, 2016, the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 856] ;

g. filed, on May 6, 2016, the Disclosure Statement for Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 858];

h. filed, on May 10, 2016, the solicitation version of the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 867];

i. filed, on May 10, 2016, the solicitation version of the Disclosure Statement for Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 868] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Disclosure Statement”);

j. obtained, on May 13, 2016, entry of the Corrected Order (I) Approving Disclosure Statement (II) Approving Voting and Tabulation Procedures (III) Setting Confirmation Hearing and Related Deadlines and (IV) Granting Related Relief [Docket No. 883] (the “Disclosure Statement Order”) that, among other things, (a) approved the Disclosure Statement as having adequate information, as required under section 1125(a) of the Bankruptcy Code, (b) authorized the Debtors to solicit votes with regard to the acceptance or rejection of the Plan, and (c) approved the Debtors’ supplemental disclosures and related notices, forms, and ballots to be submitted to parties in interest in connection with the modifications set forth in the Disclosure Statement (collectively, the “Solicitation Packages”) and the Debtors’ voting procedures (the “Voting Procedures”);

k. caused, on or prior to May 16, 2016 (the “Solicitation Date”), solicitation materials and notice of the deadline for objecting to confirmation of the Plan to be distributed consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Disclosure Statement Order, as evidenced by, among other things, the Affidavit of Service of Solicitation Materials [Docket No. 956] (the “Solicitation Affidavit”) filed by Prime Clerk LLC (“Prime Clerk”), the Debtors’ Court-approved balloting agent, on May 24, 2016;

l. caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in the national edition of the New York Times on May 20, 2016, as evidenced by, among other things, the Affidavit of Publication [Docket No. 948] (the “Publication Affidavit”) filed by Prime Clerk on May 23, 2016;

m. filed, on June 20, 2016, the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1177] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Plan”);

n. filed, on June 20, 2016, the Declaration of Christina Pullo of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Third Amended Joint Chapter 11 Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1182] (the “Voting Report”);

o. filed, on June 20, 2016, the Debtors’ Memorandum of Law in Support of Confirmation of the Debtors’ First Modified Third Amended Joint Chapter 11 Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1179] (the “Confirmation Brief”);

p. filed, on June 20, 2016, the Declaration of Allen J. Campbell in Support of Confirmation of the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1180] (the “Campbell Declaration”);

q. filed, on June 20, 2016, the Declaration of Dennis Stogsdill in Support of Confirmation of the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1181] (the “Stogsdill Declaration”);

r. filed, on June 21, 2016, the Declaration of Adam Pilchman in Support of Confirmation of the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1192] (the “Pilchman Declaration”); and

This Court having:

i. set June 23, 2016 at 10:00 a.m. (Eastern Daylight Time), as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

ii. reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Voting Report, the Campbell Declaration, the Pilchman Declaration, the Stogsdill Declaration, and all pleadings, exhibits, statements, responses, and comments regarding confirmation of the Plan (“Confirmation”), including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

iii. held the Confirmation Hearing;

iv. heard the statements, arguments, and objections made by counsel in respect of Confirmation;

v. considered all oral representations, documents, filings, and evidence regarding Confirmation;

vi. overruled all objections to the Plan and to Confirmation and all statements and reservations of rights not consensually resolved or withdrawn; and

vii. taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases, all evidence proffered or adduced, and all arguments made at the hearings held before the Court during the pendency of the Chapter 11 Cases.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby; and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing including, but not limited to, the Voting Report, the Campbell Declaration, the Pilchman Declaration, and the Stogsdill Declaration, establish just cause for the relief granted in this Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, conclusions of law, and order:

I.        FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings of Fact and Conclusions of Law.

1. The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Court at the Confirmation Hearing in relation to Confirmation are hereby incorporated into this Confirmation Order to the extent not inconsistent herewith. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such.

B.	Jurisdiction and Venue.

2. The Court has subject matter jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed. Venue in the Court was proper as of the Petition Date and remains proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.	Eligibility for Relief.

3. The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases.

4. On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On January 27, 2016, the Court entered an order [Docket No. 87] authorizing the joint administration and procedural consolidation of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in the Chapter 11 Cases.

E.	Judicial Notice.

5. The Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of the Chapter 11 Cases maintained by the Clerk of the Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the Chapter 11 Cases.

F.	Plan Supplement.

6. On June 8, 2016, the Debtors filed the Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1062]. On June 9, 2016, the Debtors filed the Second Notice of

Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1069]. On June 22, 2016, the Debtors filed the Third Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1204]. On June 22, 2016, the Debtors filed the Fourth Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1210]. The Plan Supplement complies and is consistent with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the facts and circumstances of the Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. All Holders of Claims who voted to accept the Plan and who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified and supplemented by the Plan Supplement. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Bankruptcy Code and the Bankruptcy Rules, provided, that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Order or the terms of the Plan.

G.	Financing Orders.

7. On January 27, 2016, the Court entered the Interim Order (I) Authorizing NewPage Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties

Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 105]. Additionally, on January 27, 2016, the Court entered the Interim Order (I) Authorizing Verso Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 104]. On March 2, 2016, the Court entered the Final Order (I) Authorizing NewPage Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2),364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 372] (the “NewPage Final DIP Order”). Additionally, on March 2, 2016, the Court entered the Final Order (I) Authorizing Verso Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2),364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 373] (the “Verso Final DIP Order”).

H.	The Committee Investigation, Settlement and Tolling Stipulation.

8. Subsequent to its formation, the Committee engaged in an investigation of certain potential claims and causes of action to determine, among other things, whether to commence a Challenge Proceeding or Avoidance Challenge Proceeding (as those terms are defined in the NewPage Final DIP Order and Verso Final DIP Order) relating to various issues including the

Verso acquisition of the NewPage Debtors, which closed on January 7, 2015 (the “Acquisition”). Furthermore, the Committee, the Debtors and various other parties (collectively, the “Parties”) engaged in extensive good faith negotiations concerning the terms on which the Committee and its members would support a plan of reorganization and the settlement and resolution of potential estate claims and causes of action, including claims and causes of action related to the Acquisition. As a result of those extensive negotiations, the Parties agreed to modify the plan of reorganization that was filed on March 26, 2016 to reflect the terms of a global settlement agreed to by the Parties.

9. In connection with the negotiations, on April 4, 2016, the Court entered an order (the “Tolling Stipulation Order”) approving the Stipulation Tolling Challenge Periods and Related Deadlines Under Final DIP Orders For Debtors And Official Committee of Unsecured Creditors (the “Tolling Stipulation”), attached as Exhibit A thereto [Docket No. 627]. Annexed as Exhibit 1 to the Tolling Stipulation are the terms of the settlement reached between the Parties (the “Committee Settlement Terms”). Each of the Committee Settlement Terms, including, but not limited to, the release and exculpation provisions, are key and critical elements of the settlement, which has resulted in the filing of a substantially consensual Plan, which will permit the Debtors to reorganize, provide significant benefits to the Debtors and all of their constituents, and substantially reduce the time and administrative expenses that would otherwise have been incurred as a result of protracted litigation.

I.	Disclosure Statement Order.

10. On May 13, 2016, the Court entered the Disclosure Statement Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b)

approved the Voting Procedures; (c) approved the Solicitation Packages; (d) set June 13, 2016, at 4:00 p.m. (Eastern Daylight Time), as the deadline for voting to accept or reject the Plan (the “Voting Deadline”), as well as the deadline for objecting to the Plan (the “Plan Objection Deadline”); and (e) set June 23, 2016, at 10:00 a.m. (Eastern Daylight Time) as the date and time for the Confirmation Hearing.

J.	Transmittal and Mailing of Materials; Notice.

11. As evidenced by the Solicitation Affidavit, the Publication Affidavit, and the Voting Report, due, adequate, and sufficient notice of entry of the Disclosure Statement Order, the Plan, and notice of the assumptions of executory contracts and unexpired leases to be assumed by the Debtors (such executory contracts and unexpired leases, the “Assumed Contracts”) and related cure amounts and the procedures for objecting thereto and resolution of disputes by the Court thereof has been given to, as applicable: (a) all known Holders of Claims or Equity Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all non-Debtor counterparties to executory contracts and unexpired leases; and (d) all taxing authorities listed on the Debtors’ Schedules or the claims register in the Chapter 11 Cases; each in substantial compliance with the Disclosure Statement Order and Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), and no other or further notice is or shall be required. Due, adequate, and sufficient notice of the Voting Deadline, Plan Objection Deadline, the Confirmation Hearing (as may be continued from time to time), and any applicable bar dates and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required.

K.	Solicitation.

12. The Debtors solicited votes for acceptance and rejection of the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to sections 1125, 1126, and all other applicable sections of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, and all other applicable rules, laws, and regulations. All procedures used to distribute Ballots to the applicable Holders of Claims and to tabulate the Ballots were fair and reasonable and conducted in good faith and in accordance with the Disclosure Statement Order and the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations. Each of (a) the parties to the Restructuring Support Agreement, (b) any arranger, bookrunner, syndication agent, documentation agent, or other agent or sub-agent in respect of any Notes and Instruments, (c) the DIP Secured Parties, (d) the Consenting Creditor Groups, (e) the Agents, (f) the Indenture Trustees, (g) the Committee, (h) the Exit Facility Parties, (i) each of their respective former, current and future officers, directors, managers, members, employees, advisors, and professionals of the foregoing, and (j) the other Released Parties acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code. Accordingly, the Released Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article 12.5 of the Plan.

L.	Voting Report.

13. Prior to the Confirmation Hearing, the Debtors filed the Voting Report. As set forth in the Voting Report, the procedures used to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations.

14. As set forth in the Plan, Holders of Claims in Classes 3, 4, 5, 6, 7, and 8 (the “Voting Classes”) for each of the Debtors were eligible to vote on the Plan pursuant to the Solicitation Procedures. In addition, Holders of Claims in Classes 1 and 2 are Unimpaired and conclusively presumed to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Claims in Class 10 either are Unimpaired, in which case they are conclusively deemed to have accepted the Plan, or Impaired, in which case they are conclusively deemed to have rejected the Plan, and therefore, are not entitled to vote to accept or reject the Plan. Holders of Claims and Equity Interests in Classes 9, 11, and 12 (together with Holders of Claims in Class 10, to the extent Impaired under the Plan, the “Deemed Rejecting Classes”) are Impaired under the Plan, are entitled to no recovery under the Plan, and are therefore conclusively deemed to have rejected the Plan.

15. As evidenced by the Voting Report, each of the six Voting Classes voted to accept the Plan for each Debtor.

M.	Bankruptcy Rule 3016.

16. The Plan is dated and identifies the Debtors as the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).

N.	Burden of Proof.

17. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

O.	Modifications to the Plan.

18. The modifications made to the Plan between solicitation and the Confirmation Date as set forth in this Confirmation Order (collectively, the “Modifications”) constitute technical changes or do not materially and adversely affect or change the treatment of any Claims against, or Equity Interests in, the Debtors and comply in all respects with section 1127 of the Bankruptcy Code. Accordingly, pursuant to Bankruptcy Rule 3019, (a) no other or further disclosure with respect to the Modifications is required under section 1125 of the Bankruptcy Code and (b) neither resolicitation of votes on the Plan nor affording Holders of Claims and Equity Interests in the Voting Classes the opportunity to change a previously cast Ballot is required under section 1126 of the Bankruptcy Code.

P.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

19. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code.

1.	Section 1129(a)(1)—Compliance with Applicable Provisions of the Bankruptcy Code.

20. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.

(i)	Sections 1122 and 1123(a)(1)—Proper Classification.

21. The classification of Claims and Equity Interests under the Plan is proper under the Bankruptcy Code. In accordance with sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Equity Interests into twelve (12) different Classes, based on differences in the legal nature or priority of such Claims against and Equity Interests in each Debtor. Valid business, factual, and legal reasons exist for the separate classification of such Claims and Equity Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, Holders of Claims or Equity Interests. Each Class of Claims or Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class. Accordingly, the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code have been satisfied.

(ii)	Section 1123(a)(2)—Specification of Unimpaired Classes.

22. Article III of the Plan specifies that (a) Claims in Classes 1 and 2 are Unimpaired under the Plan and (b) Claims in Class 10 are either Impaired or Unimpaired under the Plan. Additionally, Administrative Expense Claims, Claims for Professional Fees, Verso DIP ABL Claims, NewPage DIP ABL Claims, NewPage New Money DIP Claims, and Priority Tax Claims are not classified under, and are Unimpaired by, the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

(iii)	Section 1123(a)(3)—Specification of Treatment of Impaired Classes.

23. Article III of the Plan specifies that Claims or Equity Interests in Classes 3, 4, 5, 6, 7, 8, 9, 11, and 12 are Impaired under the Plan and Claims in Class 10 are either Impaired or Unimpaired under the Plan. In addition, Article IV describes the treatment of the Claims or Equity Interests in such Classes. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

(iv)	Section 1123(a)(4)—No Discrimination.

24. Article III of the Plan provides the same treatment to each Claim or Equity Interest in any particular Class, as the case may be, unless in some cases, the Holder of a particular Claim or Equity Interest has agreed to a less favorable treatment with respect to such Claim or Equity Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(v)	Section 1123(a)(5)—Adequate Means for Plan Implementation.

25. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Articles VI and VII and various other provisions of the Plan provide in detail adequate and proper means for the Plan’s implementation, including, among other things: (a) the good faith compromise and settlement of Claims, Equity Interests, and controversies relating thereto; (b) authority to effectuate the Restructuring Transactions; (c) sources of consideration for Plan Distributions; (d) execution of and entry into the Exit Credit Agreements; (e) treatment of Equity Interests in subsidiary Debtors; (f) establishment of the General Unsecured Claims Cash Distribution Account; (g) issuance of the New Common Stock and Plan Warrants; (h) cancellation of notes, instruments and Equity Interests; (i) execution of and entry into the Registration Rights Agreement; (j) cancellation of liens, notes, instruments, Equity Interests, and liens; (k) payment of certain fees and expenses; (l) termination of the Shared Services Agreement; (m) authority to undertake corporate actions necessary to effectuate the Plan; (n) appointment of officers and directors of the Reorganized Debtors; (o) entry into the Management Incentive Plan; (p) continuation of the Debtors’ existing collective bargaining agreements, employee contracts, and employee benefit plans; (q) continuation of all of the Debtors’ pension plans; and (r) rejection, assumption, or assumption and assignment of executory contracts and unexpired leases. Moreover, the Debtors will have, on the Effective Date, sufficient Cash to make all payments required under the Plan on the Effective Date. Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

(vi)	Section 1123(a)(6)—Voting Power of Equity Securities.

26. The charter of each Debtor that is a corporation will, upon effectiveness of the New Constituent Documents on the Effective Date, prohibit the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

(vii)	Section 1123(a)(7)—Selection of Officers and Directors.

27. The identities of the members of the initial board of directors of each of the Reorganized Debtors (the “New Boards”) are set forth in the Plan Supplement. The selection of the New Boards, as set forth in Article 7.2 of the Plan and in the New Constituent Documents, is consistent with the interests of Holders of Claims and Equity Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

(viii)	Section 1123(b)—Discretionary Contents of the Plan.

28. The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code.

(a)	Section 1123(b)(1)—Impairment/Unimpairment of Classes

29. As contemplated by section 1123(b)(1) of the Bankruptcy Code, Article IV of the Plan: (a) impairs Verso First Lien Claims (Class 3), Verso Senior Debt Claims (Class 4), Verso Subordinated Debt Claims (Class 5), NewPage Roll-Up DIP Claims (Class 6), NewPage Term

Loan Claims (Class 7), General Unsecured Claims Against Asset Debtors (Class 8), General Unsecured Claims Against De Minimis Asset Debtors (Class 9), Section 510(b) Claims (Class 11), and Equity Interests in Verso Corporation (Class 12); (b) unimpairs Other Secured Claims (Class 1) and Priority Non-Tax Claims (Class 2); and (c) impairs or unimpairs, as the case may be, Intercompany Claims (Class 10).

(b)	Section 1123(b)(2)—Executory Contracts and Unexpired Leases.

30. Article 10.1 of the Plan provides that, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, subject to Article 6.10 of the Plan, except that: (a) any executory contracts and unexpired leases that exist between any of the De Minimis Asset Debtors and any Person shall be deemed rejected by the Debtors on the Confirmation Date, and the entry of this Order constitutes approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code; (b) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (c) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases, shall be deemed rejected as of the Effective Date; and (d) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion.

31. The Debtors have provided notice to each non-Debtor counterparty to each executory contract and unexpired lease of the treatment of such non-Debtor counterparty’s contract(s) pursuant to the Plan and, with respect to executory contracts and unexpired leases being assumed under the Plan, the proposed Cure Amounts for such contracts and leases. The

Debtors, in assuming the Assumed Contracts under the Plan, (a) utilized their sound business judgment, (b) provided adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) and no further adequate assurance is or shall be required, and (c) complied with section 365 of the Bankruptcy Code, as contemplated by section 1123(b)(2) of the Bankruptcy Code.

(c)	Section 1123(b)(3)—Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action.

32. Compromise and Settlement. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for (a) the Plan Distributions, releases, and other benefits provided under the Plan, and (b) the support of the Committee, the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Verso Cash Flow Lenders, upon the Effective Date, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Equity Interests, and controversies relating to any Allowed Claim or Equity Interest or any Plan Distribution to be made on account thereof or otherwise resolved under the Plan, including, without limitation, those controversies enumerated in Article 6.1 of the Plan. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates.

33. In accordance with the provisions of the Plan, including, without limitation, Article 9.4 of the Plan, on and after the Effective Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Retained Actions, without any further notice to or action, order, or approval of the Court.

34. Subordinated Claims. The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the

Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

35. Releases by the Debtors. The release set forth in Article 12.4(a) of the Plan (collectively, the “Debtor Release”) is an essential and critical provision of the Restructuring Support Agreement, the Plan and the Committee Settlement Terms and, thus, formed an integral part of the agreement among all parties in interest embodied in the Plan. The Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, is: (a) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (b) in exchange for the good and valuable consideration provided by the Released Parties; (c) a good faith settlement and compromise of the claims released by such releases; (d) in the best interests of the Debtors and their creditors; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) appropriately narrow in scope given that it expressly excludes any causes of action arising from acts of fraud, gross negligence, or willful misconduct; and (h) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

36. The Debtor Release appropriately offers protection to parties that constructively participated in the Debtors’ restructuring efforts. Such protections from liability facilitated the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan.

37. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan, the Debtor Release is approved.

38. Third-Party Release. The release, set forth in Article 12.4(b) of the Plan (collectively, the “Third-Party Release”), is an essential and critical provision of the Restructuring Support Agreement, the Plan and the Committee Settlement Terms and, thus, formed an integral part of the agreement among all parties in interest embodied in the Plan. The Third-Party Release is: (a) consensual; (b) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the claims released by such releases; (e) in the best interests of the Debtors and their creditors; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; (h) appropriately narrow in scope given that it expressly excludes any causes of action arising from acts of fraud, gross negligence, or willful misconduct; and (i) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

39. Like the Debtor Release, the Third-Party Release and its protections were necessary inducements to the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan and the structure for the Debtors’ reorganization. Specifically, the Released Parties, individually and collectively, made significant contributions to the Chapter 11 Cases, including entering into the Restructuring Support

Agreement, agreeing to the Committee Settlement Terms, resolving and compromising certain Intercompany claims and controversies, providing funding for the Chapter 11 Cases, and otherwise actively supporting the Debtors’ reorganization. The Third-Party Release therefore appropriately offers protection to parties who actively and constructively participated in and contributed to the Debtors’ restructuring and without whom the proposed restructuring contemplated by the Plan could not have been achieved.

40. The scope of the Third-Party Release in the Plan is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Third-Party Release and the opportunity to opt out of the Third-Party Release, as applicable. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates, the consensual nature of the Third-Party Release, and the critical nature of the Third-Party Release to the Plan, the Third Party Release is approved.

41. Exculpation. The exculpation provisions set forth in Article 12.5 of the Plan (the “Exculpation”) are approved. The Exculpation is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good faith, arm’s length negotiations with key constituents, is a key element of the Restructuring Support Agreement, the Plan, and the Committee Settlement Terms, and is appropriately limited in scope, as it will have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence. The exculpated parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

42. Injunction. The injunctive provisions set forth in Article 12.6 of the Plan (the “Injunction”) are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third-Party Release, and the Exculpation in Article XII of the Plan. Such Injunction is appropriately tailored to achieve those purposes. Accordingly, the Injunction is approved.

43. Preservation of Claims and Causes of Action. The provisions regarding the preservation of Claims and Causes of Action in the Plan, including Article 9.4 of the Plan, are appropriate and are in the best interests of the Debtors, their respective Estates, and their creditors. The Schedule of Retained Actions filed as part of the Plan Supplement adequately specifies the Retained Actions under the Plan.

2.	Section 1129(a)(2)—The Debtors’ Compliance with the Applicable Provisions of the Bankruptcy Code.

44. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019.

45. The votes to accept or reject the Plan were solicited by the Debtors and their agents after the Court approved the Disclosure Statement pursuant to section 1125(a) of the Bankruptcy Code and entered the Disclosure Statement Order.

46. The Debtors and their agents (a) have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly and in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations, and (b) are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation provisions set forth in Article 12.5 of the Plan.

47. The Debtors and their agents and professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made thereunder, so long as such distributions are made consistent with and pursuant to the Plan.

3	Section 1129(a)(3)—Proposal of Plan in Good Faith.

48. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the Disclosure Statement Hearing, the record of the Confirmation Hearing, the Campbell Declaration, and all other proceedings held in the Chapter 11 Cases. The Plan is the product of arm’s length negotiations between and among the Debtors, the parties to the Restructuring Support Agreement, the DIP Secured Parties, the Consenting Creditor Groups, the Agents, the Indenture Trustees, the Committee, the Exit Facility Parties, and certain of the Debtors’ other stakeholders. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of Holders of Claims and Equity Interests. Consistent with the overriding purpose of chapter 11, the Debtors commenced the Chapter 11 Cases, and proposed the Plan, with the legitimate purpose of allowing the Debtors to restructure their balance sheet and maximize stakeholder value.

49. The Debtors and each of the constituents who negotiated the Plan, including, but not limited to, (a) the parties to the Restructuring Support Agreement, (b) any arranger, bookrunner, syndication agent, documentation agent, or other agent or sub-agent in respect of any Notes and Instruments, (c) the DIP Secured Parties, (d) the Consenting Creditor Groups, (e) the Agents, (f) the Indenture Trustees, (g) the Committee, (h) the Exit Facility Parties, (i) each of their respective former, current and future officers, directors, managers, members, employees, advisors, and professionals of the foregoing, as applicable, (x) acted in good faith in negotiating, formulating, and proposing the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan, including, without limitation, the terms of the Exit Credit Facilities set forth in the Plan Supplement, the New Constituent Documents, the Management Incentive Plan, the Registration Rights Agreement, and the Warrant Agreement, and (y) will be acting in good faith in proceeding to (i) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan and this Confirmation Order, including, but not limited to, the New Constituent Documents, the Exit Credit Agreements, the Warrant Agreement, and the Registration Rights Agreement, and (ii) take any actions authorized and directed or contemplated by this Confirmation Order.

4.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.

50. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses paid or to be paid by the Debtors, or the Reorganized Debtors, as applicable, in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with section 1129(a)(4) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(4).

5.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

51. The Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have disclosed: (a) the identity of the members of the New Boards; and (b) the nature and compensation for any insider who will be employed or retained by the Reorganized Debtors under section 101(31) of the Bankruptcy Code. The method of appointment of members of the New Board was, is, and will be consistent with the interests of Holders of Claims and Equity Interests and public policy. The proposed officers and directors for the Reorganized Debtors are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and Equity Interests and with public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

6.	Section 1129(a)(6)—Approval of Rate Changes.

52. Section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

7.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

53. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, including the Stogsdill Declaration, the liquidation analyses attached to the Disclosure Statement as Exhibit D, and the facts and circumstances of the Chapter 11 Cases: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that Holders of Allowed Claims or Equity Interests in each Class will recover at least as much under the Plan on account of such Claim or Equity Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

8.	Section 1129(a)(8)—Acceptance by Certain Classes

54. Classes 1 and 2, and Class 10 (to the extent Unimpaired under the Plan), are each Classes of Unimpaired Claims or Equity Interests that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Voting Report, Classes 3, 4, 5, 6, 7, and 8 have voted to accept the Plan with respect to each Debtor in accordance with section 1126(c) of the Bankruptcy Code. The Deemed Rejecting Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to the Deemed Rejecting Classes, the Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to each such Class.

9.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

55. The treatment of Verso DIP ABL Claims, NewPage DIP ABL Claims, NewPage New Money DIP Claims, Administrative Expense Claims, Claims for Professional Fees, and Priority Tax Claims under Article II of the Plan, and Priority Non-Tax Claims under Article IV of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code. Notwithstanding that the Plan does not provide for the satisfaction of NewPage Roll-Up DIP Claims in Cash, the Plan satisfies section 1129(a)(9) with respect to such Claims because each Holder of a NewPage Roll-Up DIP Claim has consented to the treatment of such Claim provided in the Plan by voting to accept the Plan.

10.	Section 1129(a)(10)—Acceptance by at Least One Impaired Class.

56. All Voting Classes are Impaired, and each Voting Class has voted to accept the Plan by the requisite number and amount of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code). Accordingly, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

11.	Section 1129(a)(11)—Feasibility of the Plan.

57. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced before and at the Confirmation Hearing, including the Campbell Declaration, and the financial projections attached to the Disclosure Statement as Exhibit C: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (e) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

12	Section 1129(a)(12)—Payment of Bankruptcy Fees.

58. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article 14.1 of the Plan provides for the payment of all fees due and payable pursuant to 28 U.S.C. § 1930 by the Debtors or the Reorganized Debtors, as applicable.

13.	Section 1129(a)(13)—Retiree Benefits.

59. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code. Article 7.3(b) of the Plan provides that the Reorganized Debtors shall honor all of the Debtors’ written contracts, agreements, collective bargaining agreements, policies, programs, and plans relating to their employees and retired employees, including without limitation, all retiree benefits programs (including, but not limited to, pension plans). Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code; provided, however, that nothing in this Confirmation Order will be construed to restrict or enlarge the Reorganized Debtors’ rights to modify any such retiree benefits (including health and welfare benefits) under applicable non-bankruptcy law.

14.	Inapplicability of Sections 1129(a)(14), (a)(15), (a)(16).

60. The Debtors (a) do not owe any domestic support obligations, (b) are not individuals, and (c) are not nonprofit corporations. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code are, therefore, inapplicable to the Chapter 11 Cases.

15.	Section 1129(b)—Confirmation of Plan Over Non-Acceptance of Impaired Class.

61. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have not accepted the Plan, the Plan may be confirmed because the evidence proffered or adduced at the Confirmation Hearing (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered, (b) utilizes reasonable and appropriate methodologies and assumptions, (c) has not been controverted by other evidence, and (d) establishes that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each Deemed Rejecting Class, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because (i) the De Minimis Asset Debtors do not have any assets of value to distribute to Holders of Allowed General Unsecured Claims Against De Minimis Asset Debtors, (ii) the Holders of Intercompany Claims, to the extent Impaired, have consented to their treatment under the Plan, and (iii) no Class of Claims or Equity Interests that is junior to any of the Deemed Rejecting Classes will receive or retain any property under the Plan on account of such junior Claims or Equity Interests.

16.	Section 1129(c)—Only One Plan.

62. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan (including previous versions thereof) is the only chapter 11 plan filed in the Chapter 11 Cases.

17.	Section 1129(d)—Principal Purpose of the Plan.

63. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

18.	Section 1129(e)—Small Business Case.

64. None of the Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

Q.	Satisfaction of Confirmation Requirements.

65. Based upon the foregoing, the Plan satisfies the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.

R.	Good Faith.

66. The Debtors have proposed the Plan in good faith, with the legitimate and honest purposes of reorganizing the Debtors’ balance sheet and maximizing the value of the Debtors’

Estates for the benefit of their stakeholders. The Plan gives effect to many of the Debtors’ restructuring initiatives, including the unification of the Verso Debtors’ and NewPage Debtors’ capital structures and the significant deleveraging of the Debtors’ balance sheet. Accordingly, the Debtors, the parties to the Restructuring Support Agreement, the Consenting Creditor Groups, the DIP Secured Parties, the Exit Facility Parties, the Committee, the Agents, the Indenture Trustees, the NewPage DIP ABL Agents, the Prepetition NewPage ABL Secured Parties, the Prepetition NewPage Term Secured Parties, the Prepetition Verso ABL Secured Parties, the Verso ABL Agent, and, in each case, each of their respective members, officers, directors, agents, advisors, attorneys, employees, partners, affiliates, and representatives have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan, and the agreements, settlements, transactions, and transfers contemplated thereby (including the Restructuring Transactions); and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

S.	Disclosure: Agreements and Other Documents.

67. The Debtors have disclosed all material facts, to the extent applicable, regarding: (a) the adoption of the New Constituent Documents or similar constituent documents; (b) the identity of known members of the New Board; (c) the method and manner of distributions under the Plan; (d) the issuance of New Common Stock and Plan Warrants; (e) the execution of and entry into the Warrant Agreement, the Registration Rights Agreement, and the Exit Credit Agreements; (f) the adoption, execution, and implementation of the other matters provided for under the Plan, including those involving corporate or limited liability company (as applicable) action to be taken by or required of the Debtors, or Reorganized Debtors, as applicable; (g) all compensation plans, including the Management Incentive Plan; (h) securities registration exemptions; (i) the exemption under section 1146(a) of the Bankruptcy Code; (j) the Exit Credit Facilities and (k) the adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures, and other agreements related to any of the foregoing.

T.	Exit Credit Agreements.

68. The Exit Credit Agreements, and the Exit ABL Facility and Exit Term Loan Facility to which they relate, are, individually and collectively, essential elements of the Plan, and entry into the Exit Credit Agreements is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests and are necessary and appropriate for consummation of the Plan and the operations of the Reorganized Debtors. The Debtors have exercised sound business judgment in determining to enter into the Exit Credit Facilities and have provided adequate notice thereof. The terms of the Exit Credit Facilities set forth in the Plan Supplement have been negotiated in good faith and at arm’s length among the Debtors and the applicable Exit Facility Parties, without the intent to hinder, delay, or defraud any creditor of the Debtors, and any credit extended and loans made or deemed made to the Reorganized Debtors by the Exit Facility Parties pursuant to the Exit Credit Agreements, and any fees paid thereunder, are deemed to have been extended, issued, and made or deemed made in good faith and for legitimate business purposes. The terms and conditions of the Exit Credit Facilities set forth in the Plan Supplement are fair and reasonable and are approved.

U.	Warrant Agreement.

69. The Warrant Agreement, and the Plan Warrants to which it relates, are essential elements of the Plan, and entry into the Warrant Agreement is in the best interests of the Debtors and their Estates and necessary and appropriate for consummation of the Plan and the operations of the Reorganized Debtors. The Debtors have exercised sound business judgment in determining to enter into the Warrant Agreement and have provided adequate notice thereof. The Warrant Agreement has been negotiated in good faith and at arm’s length among the Debtors, the Consenting Creditor Groups, and the Committee and is deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the Warrant Agreement are fair and reasonable and are approved.

V.	Registration Rights Agreement.

70. The Registration Rights Agreement is an essential element of the Plan, and entry into the Registration Rights Agreement is in the best interests of the Debtors and their Estates and necessary and appropriate for consummation of the Plan and the operations of the Reorganized Debtors. The Debtors have exercised sound business judgment in determining to enter into the Registration Rights Agreement and have provided adequate notice thereof. The material terms of the Registration Rights Agreement have been negotiated in good faith and at arm’s length and are deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the Registration Rights Agreement set forth in the Plan Supplement are fair and reasonable and are approved.

W.	Conditions Precedent to Confirmation Date.

71. Based upon the record of the Confirmation Hearing, all conditions precedent to confirmation of the Plan pursuant to Article 11.1 of the Plan have been satisfied in full or waived in accordance with Article 11.3 of the Plan.

X.	Likelihood of Satisfaction of Conditions Precedent to Effective Date.

72. Without limiting or modifying the rights of the Debtors, the Committee, the Consenting Creditor Groups, and the DIP Agents under Article 11.3 of the Plan, each of the conditions precedent to the Effective Date, as set forth in Article 11.3 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article 11.3 of the Plan.

Y.	Valuation.

73. The valuation of the Reorganized Debtors set forth in the Disclosure Statement was prepared in accordance with standard and customary valuation principles and practices and is a fair and reasonable estimate of the value of the Reorganized Debtors’ businesses as a going concern.

Z.	Implementation.

74. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including, without limitation, the New Constituent Documents, Warrant Agreement, Registration Rights Agreement, the terms of the Exit Credit Facilities set forth in the Plan Supplement (including the incurrence of indebtedness, provision of guarantees, and granting of liens contemplated thereby)) have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been and are continuing to be negotiated in good faith, at arm’s length, are fair and reasonable, and are approved. The Debtors are authorized, without any further notice to or action, order, or approval of this Court, to (a) finalize and execute and deliver all agreements, documents, instruments, and certificates relating thereto and perform their obligations thereunder in accordance with the Plan and (b) incur the indebtedness, provide the guarantees and grant the liens contemplated by the Exit Credit Agreements.

AA.	Waiver of Stay.

75. Given the facts and circumstances of the Chapter 11 Cases, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

II.         ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS ORDERED, ADJUDGED, AND DECREED THAT:

A.	Approval of Plan.

76. The Plan, attached hereto as Exhibit A, is approved in its entirety and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order (whether or not such terms are expressly referenced or described herein). The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto), and the execution, delivery, and performance thereof, are authorized and approved as finalized, executed, and delivered. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Court that the Plan, the Plan Supplement, and any related document or exhibit are approved and confirmed in their entirety. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date.

B.	Objections.

77. To the extent that any objections (including any reservations of rights) to Confirmation of the Plan have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted herein, or otherwise resolved as stated by the Debtors on the record of the Confirmation Hearing, all such objections are overruled on the merits.

C.	Approval of Plan Modifications.

78. The Modifications are approved in all respects pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3019(a). The Plan (as modified by this Confirmation Order) is deemed accepted by all Holders of Claims that voted to accept or were deemed to have accepted any prior iteration of the Plan, and no other or further disclosure or solicitation of votes is required. For the avoidance of doubt, all references to the Plan herein shall mean the Plan as modified by the Modifications.

D.	Amendment of the Plan.

79. Subject to the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors, with the consent (not to be unreasonably withheld) of the Consenting Creditor Groups, the DIP Agents, the requisite Exit Facility Parties (in accordance with the Exit Credit Agreements), and the Committee, may alter, amend or modify the Plan at any time prior to the Effective Date. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this paragraph 79 and Article 14.7 of the Plan, and does not materially and adversely change the treatment of the Claim of such Holder;

provided, however, that any Holders of Claims that were deemed to have accepted the Plan because such Claims were Unimpaired shall continue to be deemed to have accepted the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired.

E.	Plan Classification Controlling.

80. The terms of the Plan shall solely govern the classification of Claims and Equity Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

F.	General Settlement of Claims.

81. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for (a) the Plan Distributions, releases, and other benefits provided under the Plan, and (b) the support of the Committee, the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Verso Cash Flow Lenders, upon the Effective Date, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies relating to any Allowed Claim or Equity Interest or any Plan Distribution to be made on account thereof or otherwise resolved under the Plan, including, without limitation, those controversies enumerated in Article 6.1 of the Plan. The entry of this

Confirmation Order constitutes the Court’s approval of the compromise and settlement of all such Claims and controversies, as well as a finding by the Court that such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates. All Plan Distributions made in accordance with the Plan are intended to be, and shall be, final.

G.	Vesting of Assets in the Reorganized Debtors; Continued Corporate Existence.

82. On the Effective Date, except as otherwise provided in the Plan or the Exit Credit Agreements, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan or pursuant to actions taken in connection with, and permitted by, the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

H.	Approval of Restructuring Transactions.

83. On or after the Effective Date, the Debtors or the Reorganized Debtors shall be authorized to enter into the Restructuring Transactions. In connection therewith, the Debtors, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), and the

Reorganized Debtors, as applicable, may take other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors or Reorganized Debtors, or to organize certain of the Debtors or Reorganized Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring Entities; provided, however, that nothing in this paragraph or elsewhere in the Confirmation Order or Plan shall modify or excuse the Debtors from complying with applicable limitations or restrictions contained in the Exit Credit Agreements.

84. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan. Each federal, state and local governmental agency or department shall accept the filing of any such document. This Confirmation Order is declared to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents.

85. In each case in which the surviving, resulting or acquiring Entity in any Restructuring Transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Entity shall perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, including (a) the obligations owed to the DIP Secured Parties and the Exit Facilities Parties and (b) paying or otherwise satisfying the Allowed Claims to be paid or otherwise satisfied by such Reorganized Debtor; provided, that the foregoing shall not affect any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting or acquiring Entity, which may provide that another Debtor or Reorganized Debtor shall perform such obligations. In all cases, implementation of any Restructuring Transaction shall not affect any performance obligations, distributions, discharges, exculpations, releases, or injunctions set forth in the Plan.

I.	Verso DIP ABL Claims.

86. All Verso DIP ABL Claims shall be Allowed as provided for in the Verso DIP Orders. On the Effective Date, except to the extent that the Holder of a Verso DIP ABL Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to paragraph 89 below), each Holder of a Verso DIP ABL Claim shall receive an amount in Cash (except as otherwise expressly provided below and in Article 2.3 of the Plan with respect to Claims in respect of the face amount of any Verso DIP

ABL Undrawn Letter of Credit) equal to the Allowed amount of such Claim and all commitments under the Verso DIP ABL Agreement shall terminate. For the avoidance of doubt, Verso DIP ABL Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the Verso DIP ABL Drawn Letters of Credit and undrawn amounts under the Verso DIP ABL Undrawn Letters of Credit, respectively (plus any unpaid principal, accrued interest, letter of credit fees, and unpaid fees, expenses, and other obligations under the Verso DIP ABL Agreement as of the Effective Date).

87. Any Verso DIP ABL Undrawn Letter of Credit will be (a) cancelled and replaced with a new letter of credit to be issued pursuant to the Exit ABL Agreement (which replacement, with respect to any Verso DIP ABL Undrawn Letter of Credit, shall only be deemed effective to the extent such Verso DIP ABL Undrawn Letter of Credit is returned to the issuer thereof undrawn or otherwise cancelled, in any such case, in a manner reasonably satisfactory to the issuer thereof and the Verso DIP ABL Agent), (b) with the consent of the issuer thereof, deemed a letter of credit issued under the Exit ABL Agreement in an equal stated face amount (provided, that (x) all provisions governing letters of credit in the Exit ABL Agreement are in form and substance satisfactory to the issuer thereof and (y) the issuer thereof shall have no obligation after such deemed issuance to renew, amend, extend, or otherwise modify any such letter of credit so deemed issued unless otherwise agreed by such issuer), or (c) otherwise treated in a manner acceptable to the issuer thereof. Upon treatment of each Verso DIP ABL Undrawn Letter of Credit in accordance with the preceding sentence, any Verso DIP ABL Claim corresponding to such Verso DIP ABL Undrawn Letter of Credit shall be deemed satisfied in full (excluding fees and expenses accrued thereon in accordance with the Verso DIP ABL Agreement, which shall be paid in full in Cash in accordance with the second sentence of the preceding paragraph).

88. Upon the indefeasible payment or satisfaction in full in Cash of the Verso DIP ABL Claims (other than any Verso DIP ABL Claims based on the Debtors’ contingent obligations under the Verso DIP ABL Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect, except that, to the extent that any letter of credit issued under the Verso DIP ABL Agreement has been cash collateralized, any lien or security interest in such cash collateral in favor of the issuer of such letter of credit shall not be terminated, released or otherwise affected.

89. The Debtors’ contingent or unliquidated obligations under the Verso DIP ABL Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the Verso DIP ABL Agent, any affected lender under the Verso DIP ABL Agreement or any other Holder of a Verso DIP ABL Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to this Order or the Plan, notwithstanding any provision hereof or thereof to the contrary.

J.	NewPage DIP ABL Claims.

90. All NewPage DIP ABL Claims shall be Allowed as provided for in the NewPage DIP Orders. On the Effective Date, except to the extent that the Holder of a NewPage DIP ABL Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to paragraph 93 below), each Holder of a NewPage DIP ABL Claim shall receive an amount in Cash (except as otherwise expressly provided below and in Article 2.4 of the Plan with respect to Claims in respect of the face amount of any

NewPage DIP ABL Undrawn Letter of Credit) equal to the Allowed amount of such Claim and all commitments under the NewPage DIP ABL Agreement shall terminate. For the avoidance of doubt, NewPage DIP ABL Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the NewPage DIP ABL Drawn Letters of Credit and undrawn amounts under the NewPage DIP ABL Undrawn Letters of Credit, respectively (plus any unpaid principal, accrued interest, letter of credit fees, and unpaid fees, expenses, and other obligations under the NewPage DIP ABL Agreement as of the Effective Date).

91. Any NewPage DIP ABL Undrawn Letter of Credit will be (a) cancelled and replaced with a new letter of credit to be issued pursuant to the Exit ABL Agreement (which replacement, with respect to any NewPage DIP ABL Undrawn Letter of Credit, shall only be deemed effective to the extent such NewPage DIP ABL Undrawn Letter of Credit is returned to the issuer thereof undrawn or otherwise cancelled, in any such case, in a manner reasonably satisfactory to the issuer thereof and the NewPage DIP ABL Administrative Agent), (b) with the consent of the issuer thereof, deemed a letter of credit issued under the Exit ABL Agreement in an equal stated face amount (provided, that (x) all provisions governing letters of credit in the Exit ABL Agreement are in form and substance satisfactory to the issuer thereof and (y) the issuer thereof shall have no obligation after such deemed issuance to renew, amend, extend, or otherwise modify any such letter of credit so deemed issued unless otherwise agreed by such issuer), or (c) otherwise treated in a manner acceptable to the NewPage DIP ABL Administrative Agent. Upon treatment of each NewPage DIP ABL Undrawn Letter of Credit in accordance with the preceding sentence, any NewPage DIP ABL Claim corresponding to such NewPage DIP ABL Undrawn Letter of Credit shall be deemed satisfied in full (excluding fees and expenses accrued thereon in accordance with the NewPage DIP ABL Agreement, which shall be paid in full in Cash in accordance with the second sentence of the preceding paragraph).

92. Upon the indefeasible payment or satisfaction in full in Cash of the NewPage DIP ABL Claims (other than any NewPage DIP ABL Claims based on the Debtors’ contingent obligations under the NewPage DIP ABL Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect, except that, to the extent that any letter of credit issued under the NewPage DIP ABL Agreement has been cash collateralized, any lien or security interest in such cash collateral in favor of the issuer of such letter of credit shall not be terminated, released, or otherwise affected.

93. The Debtors’ contingent or unliquidated obligations under the NewPage DIP ABL Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the NewPage DIP ABL Administrative Agent, any affected lender under the NewPage DIP ABL Agreement or any other Holder of a NewPage DIP ABL Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to this Order or the Plan, notwithstanding any provision hereof or thereof to the contrary.

K.	NewPage New Money DIP Claims.

94. All NewPage New Money DIP Claims shall be Allowed as provided for in the NewPage DIP Orders. On the Effective Date, except to the extent that the Holder of a NewPage New Money DIP Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to paragraph 95 below), each Holder of a NewPage New Money DIP Claim shall receive an amount in Cash equal to the Allowed amount of such Claim. Upon the indefeasible payment or satisfaction in full in Cash of the NewPage New Money DIP Claims (other than any NewPage New Money DIP Claims based on the Debtors’ contingent or unliquidated obligations under the NewPage DIP Term Loan Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect.

95. The Debtors’ contingent or unliquidated obligations under the NewPage DIP Term Loan Agreement constituting NewPage New Money DIP Claims, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the NewPage Term DIP Agent, any affected lender under the NewPage DIP Term Loan Agreement or any other Holder of a NewPage New Money DIP Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to this Order or the Plan, notwithstanding any provision hereof or thereof to the contrary.

L.	Allowance of Claims in Classes 3, 4, 5, 6, 7, and 8.

96. All Verso First Lien Claims, Verso Senior Debt Claims, Verso Subordinated Notes Claims, NewPage Roll-Up DIP Claims, and NewPage Term Loan Claims shall be Allowed as provided for in Articles 4.3, 4.4, 4.5, 4.6, and 4.7 of the Plan, respectively.

M.	Approval of Exit Financing.

97. On the Effective Date, certain of the Reorganized Debtors shall enter into the Exit ABL Facility and the Exit Term Loan Facility (collectively, the “Exit Credit Facilities”), the terms of which will be set forth in the Exit Credit Agreements. Until the Exit Credit Agreements are finalized and executed, without further order or authorization of this Court, the Debtors, the Reorganized Debtors and their successors are authorized and empowered to further negotiate and make any and all modifications to the Exit Credit Agreements in accordance with Article 14.7 of the Plan.

98. This Confirmation Order shall constitute (a) approval of the Exit ABL Facility, the Exit Term Loan Facility, and all transactions contemplated thereby, including any and all actions to be taken, undertakings to be made, and obligations to be incurred, fees and expenses paid, and indemnities to be provided by the Debtors or the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, to the extent not approved by the Court previously, and (b) authorization for the Reorganized Debtors to finalize, execute and deliver the Exit Credit Agreements and those documents necessary or appropriate to consummate the Exit Credit Agreements and obtain the financing contemplated thereby, without further notice to or order of the Court, act, or action under applicable law, regulation, order, or rule (including, without limitation, the Bankruptcy Code and section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized) or vote, consent, authorization, or approval of any Person (including, without limitation, creditors, stockholders, directors, members or partners of the Debtors or the Reorganized Debtors), subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the Exit Credit Agreements. Subject to the occurrence of the Effective Date, the Exit Credit Agreements shall constitute the legal, valid, and binding obligations of the Debtors and the Reorganized Debtors, as applicable, and shall be enforceable in accordance with their respective terms.

99. Each of the Reorganized Debtors, without any further action by the Court or each respective Reorganized Debtors’ officers, directors, or stockholders, is hereby authorized to enter into, and take such actions as necessary to perform under, or otherwise effectuate, the Exit Credit Facilities, the Exit Credit Agreements, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of Liens or other security interests in connection therewith.

100. On the Effective Date, the Exit ABL Facility (including any letters of credit deemed issued thereunder in accordance with Article 2.3 or 2.4 of the Plan) and the Exit Term Loan Facility, together with any new promissory notes evidencing the obligations of the Reorganized Debtors, and all other documents, instruments, mortgages, and agreements to be entered into, delivered, or confirmed thereunder (including all “Loan Documents” as defined in each of the Exit Credit Agreements), shall become effective, valid, binding, and enforceable in accordance with their terms, and each party thereto shall be bound thereby. The obligations incurred by the Reorganized Debtors pursuant to the Exit ABL Facility (including any letters of credit deemed issued thereunder in accordance with Article 2.3 or 2.4 of the Plan), the Exit Term Loan Facility, and related documents shall be secured and paid or otherwise satisfied pursuant to, and as set forth in, the Exit Credit Agreements and related documents.

101. The liens contemplated by and related to the Exit Credit Facilities and related documents are valid, binding, and enforceable liens on the collateral specified in the relevant agreements executed by the Reorganized Debtors in connection with the Exit Credit Facilities. The guarantees, mortgages, pledges, liens, and other security interests granted pursuant to or in connection with the Exit Credit Facilities are granted in good faith as an inducement to the lenders and other secured parties thereunder to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination, and the priorities of such guarantees, mortgages, pledges, liens, and other security interests shall be as set forth in the applicable intercreditor agreement(s) and other definitive documentation executed in connection with the Exit Credit Facilities.

102. The Reorganized Debtors and the secured parties (and their designees and agents) under the Exit Credit Facilities are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to evidence, establish, and perfect such liens and security interests in connection with the Exit Credit Facilities under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of this Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required as a matter of law to perfect such liens and other security interests), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

103. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern any disputes arising or asserted under the Exit Credit Agreements or related loan documents executed in connection with the Exit Credit Facilities or any liens, rights or remedies related thereto.

N.	Cancellation of Notes, Instruments and Equity Interests.

104. Except for the purpose of evidencing a right to a Plan Distribution and except as otherwise set forth in the Plan, on the Effective Date, all agreements, instruments, and other documents evidencing, related to or connected with any Claim or Equity Interest and any rights of any Holder in respect thereof, shall be deemed cancelled, discharged, and of no force or effect.

Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein or in the Plan but subject to any applicable provisions of Article VIII of the Plan, each of (a) the Verso DIP ABL Agreement, (b) the NewPage DIP ABL Agreement, (c) the NewPage DIP Term Loan Agreement, (d) the Verso Cash Flow Credit Agreement, (e) the Verso 2012 First Lien Notes Indenture, (f) the Verso 2015 First Lien Notes Indenture, (g) the Verso 1.5 Lien Notes Indenture, (h) the Verso Second Lien Notes Indenture, (i) the Verso Old Second Lien Note Indenture, (j) the Verso 2016 Subordinated Unsecured Notes Indenture, (k) the Verso 2020 Subordinated Unsecured Notes Indenture, and (l) the NewPage Credit Agreement (collectively, (a)-(l) the “Notes and Instruments”) shall continue in effect solely to the extent necessary to: (i) permit Holders of Claims under the Notes and Instruments to receive Plan Distributions; (ii) permit the Reorganized Debtors and the Agents to make Plan Distributions on account of the Allowed Claims under the Notes and Instruments, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses due to the applicable Agent thereunder or incurred by the applicable Agent in making such Plan Distributions; and (iii) allow the Indenture Trustees to exercise any charging liens for the payment of fees and expenses and for indemnification as provided under the Notes and Instruments; and (iv) permit the Agents and Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. Except as provided in the Plan (including Article VIII of the Plan), on the Effective Date, each of the Agents and Indenture Trustees and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the Notes and Instruments, as applicable. The commitments and obligations (if any) of the Prepetition NewPage ABL Secured Parties, the Prepetition NewPage Term Secured Parties, the Prepetition Verso ABL Secured Parties, and/or any of the DIP Secured Parties to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under any Notes and Instruments, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision of the DIP Credit Agreements and DIP Orders are of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Claims.

O.	Cancellation of Liens.

105. Except as provided otherwise under the Exit Credit Agreements or the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens securing any Secured Claim shall be fully released, settled, discharged, and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, and the Holder of such Secured Claim (and the applicable Agents and/or Indenture Trustees for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable Agents and/or Indenture Trustees for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Exit Facility Parties to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

P.	Payment of Fees and Expenses Under DIP Orders and Restructuring Support Agreement.

106. On the later of (a) the Effective Date and (b) the date on which such fees, expenses, or disbursements would be required to be paid under the terms of the applicable DIP Order or the Restructuring Support Agreement, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of (i) the Agents and Indenture Trustees, (ii) the Verso ABL Agent and NewPage ABL Agent, (iii) the Ad Hoc NewPage Term Lender Group, (iv) the Informal Committee of Holders of Verso First Lien Debt, and (v) the Consenting Verso Creditors and the Consenting NewPage Creditors (each as defined in the Restructuring Support Agreement), in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Order or the Restructuring Support Agreement. All payments of fees, expenses or disbursements pursuant to this paragraph and Article 6.12 of the Plan shall be subject in all respects to the terms of the applicable DIP Orders.

Q.	Payment of Fees and Expenses of Indenture Trustees.

107. No later than five (5) Business Days after the Effective Date, each Indenture Trustee whose fees, expenses, and disbursements are not payable under the terms of any DIP Order shall submit to counsel to the Reorganized Debtors an invoice, including supporting documentation, reflecting any outstanding fees, expenses and disbursements for which such Indenture Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable, documented fees and expenses (including, without limitation, reasonable attorney and other professional fees and expenses) incurred by the Indenture Trustees under the Debtors’ notes, to the extent that such fees and expenses are reimbursable under the terms of the applicable Notes and Instruments, within ten (10) Business

Days after receipt by the Reorganized Debtors of such invoices. Such invoices shall include the number of hours billed and a reasonably detailed description of services provided and the expenses incurred by the applicable professional; provided, however, that any such invoice may be redacted to protect privileged, confidential, or proprietary information.

R.	Issuance of New Common Stock and Plan Warrants.

108. On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized Verso Corporation shall issue or cause to be issued the New Common Stock for distribution in accordance with the terms of the Plan and the New Constituent Documents without the need of any further corporate or equity holder action. As soon as reasonably practicable following the Effective Date and Reorganized Verso Corporation meeting the listing requirements for the New Common Stock on the New York Stock Exchange, the New Common Stock shall be qualified for listing on the New York Stock Exchange and shall be registered under section 12(b) of the Exchange Act.

109. On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized Verso Corporation shall issue or cause to be issued the Plan Warrants to Holders of Allowed Verso First Lien Claims in accordance with the terms of the Plan, the Warrant Agreement, and the New Constituent Documents without the need of any further corporate or equity holder action. On and as of the Effective Date, Reorganized Verso Corporation shall enter into and deliver the Warrant Agreement to each Entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Verso Corporation.

S.	Registration.

110. On and as of the Effective Date, Reorganized Verso Corporation shall enter into and deliver the Registration Rights Agreement, in form and substance reasonably acceptable to the Debtors and the Consenting Creditor Groups, to each Entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Verso Corporation.

111. In reliance on section 1145(a) of the Bankruptcy Code, at the time of issuance, none of the shares of New Common Stock or Plan Warrants issued pursuant to the Plan will be registered under section 5 of the Securities Act or any state or other securities laws requiring the notification or registration of securities or a securities offering. Except for the New Common Stock and the Plan Warrants held by “affiliates” of Reorganized Verso Corporation and any Holder deemed to be an “underwriter” under the Bankruptcy Code, the shares of New Common Stock and Plan Warrants distributed pursuant to the Plan will not be “restricted securities” as that term is defined under the Securities Act.

T.	Shared Services Agreement.

112. On the Effective Date, the Shared Services Agreement will be terminated without any further action by the parties thereto, and Claims related to the Shared Services Agreement shall be deemed cancelled, released, and discharged. The parties to the Shared Services Agreement will have no rights arising from or relating to such agreement or the termination thereof.

U.	Corporate Action.

113. On and after the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without the need for any further corporate or limited liability company action, or any further action by any stockholders, directors, or members of the Debtors or the Reorganized Debtors, including, to the extent applicable, (a) the adoption of the New Constituent Documents; (b) the selection of the directors, members, and officers for the Reorganized Debtors; (c) the execution of and entry into the Exit Credit Agreements and related documents (including the incurrence of indebtedness, provision of guarantees, and granting of liens contemplated thereby); (d) the issuance of the New Common Stock and Plan Warrants; (e) the execution of and entry into the Warrant Agreement and the Registration Rights Agreement; (f) the consummation of the Restructuring Transactions contemplated by the Plan and performance of all actions and transactions contemplated thereby; (g) the rejection, assumption, or assumption and assignment, as applicable, of executory contracts and unexpired leases; (h) the adoption of the Management Incentive Plan; and (i) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, stockholders, and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, file, record, and deliver the agreements, documents, securities, deeds, bills of sale, conveyances, releases, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated in this paragraph 113 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

V.	Directors and Officers; Liability Insurance; Indemnification.

114. As of the Effective Date, the term of the current members of the board of directors of the applicable Debtors shall expire, and the initial boards of directors and the officers of each of the Reorganized Debtors, as identified in the Plan Supplement, shall be appointed in accordance with the respective New Constituent Documents.

115. Unless reappointed pursuant to Article 7.2(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date and each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Constituent Documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

116. On or before the Effective Date, the Debtors on behalf of the Reorganized Debtors shall obtain sufficient liability insurance policy coverage for a six-year period for the benefit of the Debtors’ and Reorganized Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such directors, managers, officers, and employees than the Debtors’ existing coverage for that purpose and with an available aggregate limit of liability on the Effective Date of no less than the aggregate limit of liability under the existing policy or policies for that purpose. After the Effective Date, none of the Debtors or Reorganized Debtors will terminate or otherwise reduce the coverage under any such policy

(including any “tail policy”) in effect on the Effective Date, with respect to conduct occurring prior thereto and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether or not such director, manager, officer, or employee remains in such position or any position after the Effective Date.

117. To the fullest extent permitted by applicable law, all indemnification provisions in existence prior to the date on which the Chapter 11 Cases were filed (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for any current or former directors, officers, managers, employees, direct and indirect sponsors, shareholders, direct and indirect affiliates, attorneys, accountants, investment bankers, or other professionals of the Debtors, as applicable, shall be reinstated, assumed, and remain intact and irrevocable and shall survive the Effective Date.

W.	Management Incentive Plan.

118. On and as of the Effective Date, Reorganized Verso Corporation shall be deemed to have entered into and its stockholders shall be deemed to have approved the Management Incentive Plan. The Management Incentive Plan shall be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution or further action by any party thereto. The Management Incentive Plan Securities shall dilute all other New Common Stock to be issued pursuant to the Plan or Plan Warrants. The award recipients, sizes of awards, and other terms and conditions of awards under the Management Incentive Plan shall, subject to any applicable limits under the Management Incentive Plan, be determined by Reorganized Verso Corporation’s board of directors (or its delegate) on or after the Effective Date. For the avoidance of doubt any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the contracts, agreements, policies, programs, arrangements, and plans in Article 7.3(b) of the Plan or paragraph 119 below.

X.	Employment and Benefit Arrangements.

119. The Reorganized Debtors shall honor the Debtors’ written contracts, agreements, collective bargaining agreements, policies, programs, and plans relating to their employees and retired employees, including the employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension (including, but not limited to, the (a) NewPage Retirement Plan for Bargained Hourly Employees, (b) NewPage Cash Balance Plan for Non-Bargained Employees, and (c) Verso Paper Corp. Pension Plan for Hourly Employees (Androscoggin)), deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement shall not entitle any Person or Entity to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Subject to the terms of Article 7.3(b) of the Plan, to the extent such contracts, agreements, policies, programs, and plans are executory contracts within the meaning of section 365 of the Bankruptcy Code, each will be deemed assumed as of the Effective Date.

120. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, any Claim arising under Title I of the Employee Retirement Income Security Act of 1974 for breach of fiduciary duty or relating to a prohibited transaction with respect to the NewPage Retirement Plan for Bargained Hourly Employees, NewPage Cash Balance Plan for Non-Bargained Employees, and Verso Paper Corp. Pension Plan for Hourly Employees (Androscoggin) shall not be discharged, released, or enjoined; provided, however, that such Claim against the Debtors for breach of fiduciary duty or relating to a prohibited transaction with respect to such plans will be treated solely as a General Unsecured Claim.

Y.	Discharge of Claims.

121. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest

based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has voted to accept the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

Z.	Debtor Release.

122. Pursuant to section 1123(b) of the Bankruptcy Code and to the maximum extent allowed by applicable law, upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, the Reorganized Debtors and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, shall be deemed forever to release, waive, and discharge the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws or laws of any other jurisdiction or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (a) the Debtors or the Chapter 11 Cases; (b) any investment by any Released Party in any of the Debtors or the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any security, asset, right, or interest of the Debtors or the Reorganized Debtors; (c) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (d) any Released Party in any such Released Party’s capacity as an officer, director, direct or indirect sponsor, affiliate, shareholder, employee, or agent of, or advisor to, any Debtor; (e) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (f) the business or contractual arrangements between any Debtor and any Released Party (except for future or continuing performance obligations in connection with such business or contractual arrangement); (g) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the Restructuring Transactions and the solicitation of votes with respect to the Plan; and (h) the negotiation, formulation, preparation, entry into, or dissemination of the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture,

the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement and all documents contained or referred to therein), the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth in the Plan. Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (x) acts of fraud, gross negligence, or willful misconduct; or (y) any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Exit ABL Agreement, Exit Term Loan Agreement, the New Constituent Documents, and the Plan Supplement) executed to implement the Plan.

123. Entry of this Confirmation Order shall constitute approval, pursuant to Bankruptcy Rule 9019, of the releases described in Article 12.4(a) of the Plan by the Debtors, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in Article 12.4(a) is: (a) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (b) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Debtors or Reorganized Debtors asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

AA.	Third-Party Release.

124. Upon the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized

Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive, and discharge the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws or laws of any other jurisdiction or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (a) the Debtors or the Chapter 11 Cases; (b) any investment by any Released Party in any of the Debtors or the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any security, asset, right, or interest of the Debtors or the Reorganized Debtors; (c) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (d) any Released Party in any such Released Party’s capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (e) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (f) the business or contractual arrangements between any Debtor and any Released Party (except for future or continuing performance obligations in connection with such business or contractual arrangement); (g) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the Restructuring Transactions and the

solicitation of votes with respect to the Plan; and (h) the negotiation, formulation, preparation, entry into, or dissemination of the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture, the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement and all documents contained or referred to therein), the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents. Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (x) acts of fraud, gross negligence, or willful misconduct; or (y) any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Exit ABL Agreement, the Exit Term Loan Agreement, the New Constituent Documents, and the Plan Supplement) executed to implement the Plan.

125. Entry of this Confirmation Order shall constitute approval, pursuant to Bankruptcy Rule 9019, of the releases described in Article 12.4(b) of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in Article 12.4(b) is: (a) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (b) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

BB.	Exculpation.

126. None of the Debtors or Reorganized Debtors, or the direct or indirect affiliates, managed accounts and funds, officers, directors, principals, direct or indirect sponsors, shareholders, partners, employees, members, managers, members of boards of managers, advisory board members, advisors, attorneys, financial advisors, accountants, investment bankers, agents, or other professionals (whether current or former, in each case, in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, or the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or direct or indirect affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Restructuring Transactions, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement and all documents contained or referred to therein, the Disclosure Statement, the Restructuring Support Agreement, the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture, the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the

Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Restructuring Transactions, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of Article 12.5 of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors’ direct or indirect affiliates, managed accounts and funds, officers, directors, principals, direct or indirect sponsors, shareholders, partners, employees, members, managers, members of boards of managers, advisory board members, advisors, attorneys, financial advisors, accountants, investment bankers, agents, and other professionals (whether current or former, in each case, in his, her, or its capacity as such) shall, in all respects, be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such exculpating parties from liability.

CC.	Injunction.

127. All Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates, are permanently enjoined, from and after the Effective Date, from, in respect of any Claim or Cause of Action released or settled hereunder, (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against the Released Parties, the Debtors, or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (b) enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree, or order against the Released Parties, the Debtors, or the Reorganized Debtors; (c) creating, perfecting, or enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties, the Debtors, or the Reorganized Debtors; (d) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Released Parties, the Debtors, or the Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; or (e) commencing or continuing in any manner any action or other proceeding of any kind on account of, in connection with, or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan; provided, however, that nothing contained in the Plan shall preclude such

Entities from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

128. Upon entry of this Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that the foregoing shall not enjoin any member of the Informal Committee of Holders of Verso First Lien Debt or the Ad Hoc NewPage Term Lender Group from exercising any of its rights or remedies under the Restructuring Support Agreement, in accordance with the terms thereof. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article 12.6 of the Plan.

DD.	Assumed Contracts and Assumed Liabilities; Cure Amounts; “Adequate Assurance.”

129. The provisions governing the treatment of executory contracts and unexpired leases set forth in Article X of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption or rejection, as applicable, of such executory contracts and unexpired leases) shall be, and hereby are, approved in their entirety.

130. As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, subject to Article 6.10 of the Plan, except that: (a) any executory contracts and unexpired leases that exist between any of the De Minimis Asset Debtors and any Person shall be deemed rejected by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code; (b) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (c) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases, shall be deemed rejected as of the Effective Date; and (d) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion.

131. Subject to the occurrence of the Effective Date, entry of this Order shall constitute approval of the assumptions and rejections described in Article 10.1 of the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. The pendency of any motion to assume or reject executory contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

132. Unless otherwise provided in the Plan, each executory contract and unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect. Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

133. Neither the exclusion nor inclusion of any contract or lease on any exhibit to the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Article X of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

134. The Debtors, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), and Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts and Leases until and including the Effective Date; provided, however, that if there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, assumption and assignment, or with respect to the asserted Cure Amount, then the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Reorganized Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to amend the decision to assume, or assume and assign, such executory contract or unexpired lease.

135. Any party that failed to object to the applicable Cure Amount listed on the Cure Schedule filed by the Debtors [Docket No. 1099] within ten (10) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

136. With respect to any disputes (each, a “Cure Dispute”) regarding: (a) the Cure Amount; (b) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption in accordance with Article 10.3(a) of the Plan. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease within ten (10) Business Days after such determination by filing and serving upon the counterparty a notice of rejection, and the counterparty may thereafter file a proof of claim in the manner set forth in Article 10.2 of the Plan and paragraph 145 below.

EE.	Provisions Governing Distributions.

137. The distribution provisions of Article VIII of the Plan shall be, and hereby are, approved in their entirety. The Disbursing Agent shall make all Plan Distributions to the appropriate Holders of Allowed Claims in accordance with the terms of the Plan. Plan

Distributions to Holders of Verso DIP ABL Claims, NewPage DIP ABL Claims, and NewPage DIP Term Loan Claims, shall be made by (or in coordination with) the applicable Agents for the benefit of the applicable Holders in accordance with the applicable documents and, with the consent of the Reorganized Debtors, deemed completed when made to the applicable Agents as Disbursing Agents and confirmation of receipt has been provided by each applicable Agent.

138. Plan Distributions to Holders of Verso First Lien Claims, Verso Senior Debt Claims, Verso Subordinated Debt Claims, NewPage Roll-Up DIP Claims, and NewPage Term Loan Claims shall be made by the Reorganized Debtors (or their stock transfer agent or their warrant agent, as applicable) as Disbursing Agent to the applicable Holders (or to Entities at the direction of such Holders) and the Agents and Indenture Trustees shall bear no responsibility or liability for any Plan Distributions. For the avoidance of doubt, Plan Distributions of New Common Stock and Plan Warrants shall not be made to any of the Agents and Indenture Trustees, and neither the Agents nor the Indenture Trustees shall bear any responsibility or liability for any Plan Distributions of New Common Stock or Plan Warrants.

FF. Post-Confirmation Notices, Professional Compensation, and Bar Dates.

1.	Notice of Entry of the Confirmation Order and Occurrence of Effective Date.

139. In accordance with Bankruptcy Rules 2002 and 3020(c), promptly after the occurrence of the Effective Date, the Debtors shall promptly cause notice of confirmation of the Plan and the occurrence of the Effective Date, in substantially the form annexed hereto as Exhibit B (the “Notice of Effective Date”), to be served by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors or Reorganized Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Notice of Confirmation in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

140. The Notice of Confirmation will constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

2.	Bar Date for Administrative Expense Claims.

141. The provisions governing the treatment of Allowed Administrative Expense Claims set forth in Article 2.1 of the Plan are approved in their entirety.

142. Each Holder of an Administrative Expense Claim, other than (a) a Claim covered by Article 2.2 of the Plan, (b) a liability incurred and payable in the ordinary course of business by a Debtor after the Petition Date, (c) timely filed and Allowed Claims arising under section 503(b)(9) of the Bankruptcy Code; (d) an Administrative Expense Claim that has been Allowed on or before the Administrative Expense Claim Bar Date, or (e) a NewPage DIP ABL Claim, a NewPage DIP Term Loan Claim, or a Verso DIP ABL Claim, must file and serve on the Reorganized Debtors a request for payment of such Administrative Expense Claim so that it is received no later than the first Business Day that is thirty (30) days after the Effective Date (the “Administrative Expense Claim Bar Date”) pursuant to the procedures specified in the Notice of Effective Date.

143. Holders required to file and serve, who fail to file and serve, a request for payment of Administrative Expense Claims by the Administrative Expense Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors or Reorganized Debtors and their property, and such Administrative Expense Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 12.6 of the Plan. Notwithstanding the foregoing, pursuant to section 503(b)(1)(D) of the Bankruptcy Code, no governmental unit shall be required to file a request for payment of any Administrative Expense Claim of a type described in sections 503(b)(1)(B) or 503(b)(1)(C) of the Bankruptcy Code as a condition to such Claim being Allowed. Nothing in the Plan, alters, extends, or modifies the bar date for filing Claims arising under section 503(b)(9) of the Bankruptcy Code, as established pursuant to the Order (I) Establishing Deadline and Procedures for Filing Requests for Payment of Administrative Expenses Arising Under Section 503(b)(9) of the Bankruptcy Code and (II) Approving Form, Manner, and Sufficiency of Notice Thereof [Docket No. 286].

3.	Professional Compensation.

144. The provisions governing Professional compensation set forth in Article 2.2 of the Plan are approved in their entirety. Each Professional requesting compensation pursuant to sections 327, 328, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases before the Effective Date shall (a) file with the Bankruptcy Court, and serve on the Reorganized Debtors and the United States Trustee, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date, and (b) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Bankruptcy Rules and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, be paid in full, in Cash, in such amounts as are Allowed.

4.	Rejection Damage Claims.

145. Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Articles 4.8 or 4.9 of the Plan, as applicable, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Article 10.3(c) of the Plan, or pursuant to an order of the Bankruptcy Court).

5.	Notice of Subsequent Pleadings.

146. Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date shall be limited to the following parties: (a) the Reorganized Debtors and their counsel (at the address specified in Article 14.21 of the Plan); (b) the United States Trustee; (c) the respective counsel for the Consenting Creditor Groups (at the addresses specified in Article 14.21 of the Plan); (d) the Committee, solely for the reasons set forth in paragraph 176 of this Confirmation Order (at the addresses specified in Article 14.21 of the Plan); (e) the Creditor Representative, solely for the reasons set forth in paragraph 154 of this Confirmation Order (at 1144 Avenue of the Americas, 41st Floor, New York, NY 10036; Attn: David MacGreevey and Gabe Lewis); (f) counsel to the agents for the Exit Credit Facilities; (g) any party known to be directly affected by the relief sought therein; and (h) any party that specifically requests additional notice in writing to the Debtors or the Reorganized Debtors, as applicable, or files a request for notice under Bankruptcy Rule 2002 after the Effective Date.

GG.	Exemptions from Securities Laws.

147. To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance or distribution of the securities under the Plan, including the New Common Stock and Plan Warrants, shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state and federal law requiring registration or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities, pursuant to section 1145 of the Bankruptcy Code or pursuant to another applicable exemption from registration requirements of the Securities Act. In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock and Plan Warrants, shall be subject to (a) if issued pursuant to section 1145 of the Bankruptcy Code, the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Constituents Documents, and (d) applicable regulatory approval, if any. To the extent that section 1145 is not available to exempt the securities issued under the Plan, including, without limitation, the offer or sale under the Plan of such securities from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), section 4(a)(2), or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

HH.	Exemptions from Certain Transfer Taxes.

148. Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan; the creation, the granting, the filing, or recording of any mortgage, deed of trust, or other security interest; the making, filing, recording, or assignment of any lease or sublease; the transfer of title to or ownership of any of the Debtors’ interests in any property; or the making or delivery of any instrument of transfer in connection with the Plan (including, without limitation, in connection with the Exit Credit Facilities) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties, and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 106, 505(a), 1141, and 1146(a) of the Bankruptcy Code. The appropriate state or local governmental officials or agents are hereby directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

II.	Insurance Policies.

149. All insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to section 365 of the Bankruptcy Code and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

JJ.	Preservation of Causes of Action.

150. Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Retained Actions without the approval of the Bankruptcy Court, subject to the terms of Article 6.2 of the Plan, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. For the avoidance of doubt, Retained Actions do not include any Claim or Cause of Action released pursuant to Articles 12.4 and 12.9 of the Plan. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

151. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

KK.	Waiver of Actions Arising Under Chapter 5 of the Bankruptcy Code.

152. Without limiting any other applicable provisions of, or releases contained in, the Plan, each of the Debtors, the Reorganized Debtors, their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, hereby irrevocably and unconditionally release, waive, and discharge any and all Claims or Causes of Action that they have, had or may have that are based on sections 544, 547, 548, 549, and 550 of the Bankruptcy Code and analogous non-bankruptcy law for all purposes. For the avoidance of doubt, none of the Claims or Causes of Action referenced in this paragraph 152 or Article 12.9 of the Plan shall constitute Retained Actions.

LL.	Procedures for Resolving Claims and Disputes.

153. The procedures for resolving contingent, unliquidated, and disputed Claims contained in Article IX of the Plan shall be, and hereby are, approved in their entirety.

MM. Appointment of Creditor Representative.

154. The appointment of Zolfo Cooper, LLC as the Creditor Representative to perform the functions of the Creditor Representative set forth in Article 9.6 of the Plan is hereby approved. The Creditor Representative shall have the rights, powers, and obligations set forth in, and shall be entitled to reimbursement of reasonable and documented professional fees and expenses incurred in connection with exercising its consultation rights in accordance with, Article 9.6 of the Plan.

NN.	Certain Obligations to Governmental Units.

155. Nothing in this Confirmation Order or the Plan precludes the U.S. Securities and Exchange Commission from enforcing its police or regulatory powers. In addition, no provision of the Plan and/or Confirmation Order shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission.

156. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (a) any liability to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”) that is not a Claim; (b) any environmental Claim of a Governmental Unit arising on or after the Effective Date; (c) any environmental liability to a Governmental Unit on the part of any entity as the owner or operator of property arising on or after the Effective Date; or (d) any liability to a Governmental Unit on the part of any Person other than the Debtors or Reorganized Debtors; provided, however, that the foregoing shall not limit the scope of discharge of all Claims and Equity Interests arising prior to the Effective Date under sections 524 and 1141 of the Bankruptcy Code. Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence.

157. Nothing in this Confirmation Order or the Plan shall affect any valid right of setoff or recoupment of any Governmental Unit against any of the Debtors. Nothing in the Plan (including Article 8.14 thereof) or Confirmation Order shall create or give rise to any right of the Debtors or the Reorganized Debtors to set off any amounts owed to Michigan Treasury or the Texas Comptroller (each as defined below) against amounts owed by Michigan Treasury or the Texas Comptroller (as applicable) to the Debtors or Reorganized Debtors; provided, that the foregoing shall not limit or otherwise affect any setoff rights of the Debtors or Reorganized Debtors under applicable law.

158. Nothing in this Confirmation Order or the Plan shall be construed to deem any permit, license, or governmental authorization to be terminated, rejected, or transferred by the Debtors unless done so in accordance with applicable non-bankruptcy law, except as such assets may vest in the Reorganized Debtors pursuant to the Plan.

159. Nothing in this Confirmation Order or the Plan precludes any Governmental Unit from enforcing its police or regulatory powers.

160. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, upon the failure of the applicable Debtors or Reorganized Debtors to make any payment due on an Administrative Expense Claim, Priority Tax Claim, or general unsecured tax claim held by the Michigan Department of Treasury (“Michigan Treasury”) or the Texas Comptroller of Public Accounts (the “Texas Comptroller”) pursuant to the terms of the Plan that is not cured by the applicable Reorganized Debtors within thirty (30) days of mailing of a written notice of default to the Reorganized Debtors by Michigan Treasury or the Texas Comptroller (as applicable), Michigan Treasury and/or the Texas Comptroller (as applicable) may exercise all rights and remedies available under non-bankruptcy law for the collection of such unpaid amounts (including, without limitation, any remedies available under non-bankruptcy law against non-Debtor parties, whether or not such parties are Released Parties under the Plan) or seek appropriate relief from this Court. Written notice of default pursuant to this paragraph will be provided by U.S. Mail to the Reorganized Debtors (Attention: Tax Department) and their counsel.

161. Nothing in this Confirmation Order or the Plan shall relieve any Debtor, Reorganized Debtor, or non-Debtor affiliate, from the obligation to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). No transfer of control of any Debtor pursuant to this Confirmation Order, or transfer pursuant to this Confirmation Order of any license or authorization issued by the FCC, shall take place prior to the issuance of FCC regulatory approval for such transfer of control, transfer of license, or authorization pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority, including, but not limited to, imposing any regulatory conditions on such transfer, are fully preserved, and nothing shall proscribe or constrain the FCC’s exercise of such power or authority.

OO.	Catalyst Agreements.

162. Nothing in this Confirmation Order or the Plan is meant to modify the relief granted in the Order Approving Debtors’ Motion to (I) Assume the Asset Purchase Agreement and Certain Ancillary Agreements, As Amended, With Catalyst Paper Operations Inc., and (II)

Settle Claims Between Catalyst Paper Operations Inc. and the Debtors [Docket No. 1133], dated June 15, 2016, or to modify the Debtors’ commitment to give notice to the United States of any modifications to the contracts subject to such order.

PP.	Alexander/Wiste Objection.

163. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins any liability or obligation that is not a “claim” (as defined in section 101(5) of the Bankruptcy Code) with respect to Kathryn and Randy Alexander or Lori Wiste concerning their respective land leases, and respective premises subject to such leases, originally with International Paper Company. In addition, Jon Alexander, Kathryn and Randy Alexander and Lori Wiste reserve any and all rights they may have against International Paper Company without limitation.

QQ.	Expera Settlement Obligations.

164. For the avoidance of doubt, nothing in the Confirmation Order or the Plan shall release, discharge, enjoin or affect the enforcement of any obligations, rights or remedies the Debtors or Reorganized Debtors, on the one hand, and Expera Specialty Solutions, LLC, on the other hand, respectively have or may have under the settlement agreement dated as of June 10, 2016 which resolved the claims and causes of action at issue in the adversary proceeding captioned Expera Specialty Solutions, LLC v. Verso Corporation, et al., Adv. Pro. No. 16-51000.

RR.	American Iron & Metal LP/AIM Development (USA) LLC Obligations.

165. For the avoidance of doubt, nothing in the Confirmation Order or the Plan shall release, discharge, enjoin or affect the enforcement of any obligations, rights or remedies the Debtors, the Reorganized Debtors, or their affiliates, on the one hand, and American Iron & Metal LP and/or AIM Development (USA) LLC (collectively, “AIM”), on the other hand, respectively have or may have under (a) the Amended and Restated Scrap Metal Purchase Agreement, dated as of June 16, 2016, between American Iron & Metal LP and Verso Corporation, or (b) the proposed settlement between the Debtors and AIM described in the Debtors’ Motion (I) to Assume the Amended and Restated Scrap Metal Purchase Agreement With American Iron & Metal LP and (II) For Authorization of a Settlement with AIM Development (USA) LLC and American Iron & Metal LP, filed on June 16, 2016 [Docket No. 1160].

SS.	Effectiveness of All Actions.

166. All actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

167. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Exit Credit Agreements, the New Constituent Documents, and any other documents, instruments, securities, or agreements, and any amendments or modifications thereto.

TT.	Conflicts.

168. In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the

Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control; provided, however, that notwithstanding anything herein to the contrary, in the event of a conflict between the Confirmation Order, on the one hand, and any of the Plan, the Plan Supplement, the Exit Credit Agreements, and the New Constituent Documents, on the other hand, the Confirmation Order shall govern and control in all respects.

UU.	Reservation of Rights.

169. The Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party, including the Released Parties, with respect to any Claims or Equity Interests or any other matter.

VV.	Term of Bankruptcy Injunctions or Stays.

170. All injunctions or stays (excluding any injunctions or stays contained in the Plan or the Confirmation Order) in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or any order of the Bankruptcy Court or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

WW.	Nonseverability of Plan Provisions upon Confirmation.

171. This Order constitutes a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with Article 14.13 of the Plan, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

XX.	Waiver or Estoppel.

172. Each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

YY.	Authorization to Consummate.

173. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to the satisfaction or waiver (with the consent of the applicable parties and in accordance with Article 11.3 of the Plan) of the conditions precedent to Consummation set forth in Article 11.2 of the Plan.

ZZ.	Effect of Non-Occurrence of Conditions to the Effective Date.

174. If the conditions precedent to the Effective Date in Article 11.2 of the Plan are not satisfied or waived in accordance with Article 11.3 of the Plan, then: (a) the Confirmation Order shall be of no further force or effect; (b) the Plan shall be null and void in all respects; (c) no distributions under the Plan shall be made; (d) no executory contracts or unexpired leases that were not previously assumed, assumed and assigned, or rejected shall be deemed assumed, assumed and assigned, or rejected by operation of the Plan; (e) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (f) nothing contained in the Plan or the Disclosure

Statement shall (i) be deemed to constitute a waiver or release of (X) any Claims by any creditor or any Debtor or (Y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors or any other Entity, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

AAA.	Retention of Jurisdiction.

175. Subject to paragraph 103 above, pursuant to sections 105(c) and 1142 of the Bankruptcy Code, to the fullest extent permitted by law, and notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or out of, or related to, the Chapter 11 Cases, the Plan, or the Confirmation Order, including those matters set forth in Article XIII of the Plan.

BBB.	Dissolution of Committee; Cessation of Fee and Expense Payment.

176. On the Effective Date, the Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Committee shall exist, and its professionals shall be retained, after the Effective Date with respect to (a) all applications filed, before or after the Effective Date, pursuant to sections 330 and 331 of the Bankruptcy Code and any related hearing and (b) the enforcement of the terms of the Plan with respect to distributions to made to Holders of Allowed 503(b)(9) Claims and Claims in Classes 4, 5, and 8, and (c) pending appeals of this Order, if any. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date, if any, by the professionals retained by the Committee, other than for the reasonable fees and expenses for the services authorized to be provided pursuant to this paragraph 176 and Article 14.4 of the Plan.

CCC.	Final Order.

177. This Order is a Final Order and the period in which an appeal must be filed shall commence upon entry hereof.

DDD.	Waiver of Stay; Binding Effect.

178. Any applicable stay of effectiveness provided in Bankruptcy Rules 3020(e), 6004(h), and 7062, Federal Rule of Civil Procedure 62(a), or otherwise, shall not apply to this Confirmation Order and the (a) Confirmation Order shall be effective and enforceable immediately upon entry and (b) subject to the occurrence of the Effective Date, the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder’s respective successors and assigns (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver of the conditions precedent to the Effective Date set forth in Article 11.2 of the Plan.

Dated: June 23, 2016

  Wilmington, Delaware

/s/ Kevin Gross
THE HONORABLE KEVIN GROSS
UNITED STATES BANKRUPTCY JUDGE